SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 26, 2003



                                  SYMBIAT, INC.
               (Exact name of registrant as specified in charter)




           Delaware                      000-16172              23-2472952
(State or Other Jurisdiction of   (Commission File Number)     (IRS Employer
        Incorporation)                                       Identification No.)


       4920 Avalon Ridge Parkway, Suite 600
               Norcross, Georgia                               30071
    (Address of Principal Executive Offices)                 (Zip Code)




        Registrant's telephone number including area code: (770) 638-6999


                                       N/A
          (Former name or former address, if changed since last report)





This report is being filed by the Registrant on a voluntary basis for the purpose of updating the description of its capital stock contained in its filings pursuant to the Securities Exchange Act of 1934, as amended.



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ITEM 5.  Other Materially Important Events

a) On August 1, 2003, Deborah Bailey, was elected Chief Executive Officer of Symbiat. Deborah has been a member of the Symbiat Board of Directors since July 2001 and was appointed as the Acting CEO in June of this year. Ms. Bailey has been a CPA for 23 years and has extensive experience in business turnarounds and rapidly growing businesses. Ms. Bailey has quickly identified a game plan for the turnaround of Symbiat and the funds required to execute that turnaround.

b) The Board of Directors at Symbiat has appointed Philadelphia Brokerage to act as the Placement Agent for a Private Placement of convertible preferred stock. The goal is to raise at least $1,000,000 that will be used to negotiate some of the Company's financial obligations as well as provide working capital. The holders will have a mandatory conversion after 12 months to the Company's common stock at $.10 per share and carries an 8% paid-in-kind coupon. The Company will also execute a reverse stock split on the now outstanding common stock with the ratio to be determined.

c) The Company, because of its cash flow shortage, has not been able to pay their auditors, Deloitte and Touche for the audit for the fiscal year ended March 31, 2002 and has not had the available funds to pay for the audit ended March 31, 2003. As a result, the Company has not filed its most recent 10K and 10Q. Inadequate resources have also prevented the Company from timely filings of form 8Ks with the SEC. As a result, the company is now traded on the OTC-Other Markets/Pink Sheets. The Company will remit funds to Deloitte and Touche once the private placement is complete and will complete the audit and all delinquent SEC filings.

d) The company has paid to LC Capital Partners LLC a principle payment of $250,000 as a requirement of restructuring and extension of the Company's subordinated note. The default on this note has been cured and extended until 2005. As a part of the total restructuring of company debt, efforts were made to restructure other notes payable due by the Company to various parties totaling approximately $655,000. Many of these notes are currently in default. None of these negotiations have been completed.

e) The Company announced on May 20, 2003, that Symbiat's management had uncovered incidents of employee theft at the Company. The theft involved cash only, and appears to have been perpetrated by a single individual who hid the losses through an intricate, sophisticated pattern of deception. The company has determined that the amount missing is approximately $446,000, although the investigation is ongoing. The Company continues to pursue its claim with its insurer for the full amount of the insured coverage of $250,000. The banking institution through which over 97% of the fraudulent transactions were processed has informed the company that it acknowledges no responsibility for the action perpetrated against the company. The company continues to weigh its options for pursuing that recovery while assisting, local and federal investigators in criminal charges against the individual.

f) The Company is in arrears in payment of compensation to officers, reimbursement of company expenses for inventory, sales activities and operating expenses that have been charged on various officers' personal credit cards. The reimbursement of expenses to other employees has been delayed. We are behind on reimbursing employees for expenses and have delayed payment of commissions.

g) The Company has not funded $32,307.38 that is presently due to its various retirement plan administrators. Of that amount, payments of $25,643.48 have not been contributed within the time requirements.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934,
            Symbiat has duly caused this report to be signed on its
              behalf by the undersigned hereunto duly authorized.


                                SYMBIAT, INC. AND SUBSIDIARY


Date:  August 26, 2003          By: /s/ Deborah E. Bailey
                                    -------------------------------------
                                    Deborah E. Bailey
                                    Chief Executive Officer
                                    (Principal Executive Officer)


                                By: /s/  E. Leo Bebeau
                                    -------------------------------------
                                    E. Leo Bebeau
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)